UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2007

Unicorp, Inc.

(Exact name of registrant as specified in its charter)

Nevada	2-73389	75-1764386
(State of organization)	(Commission File Number)	(IRS Employer Identification No.)

Galleria Financial Center 5075 Westheimer, Suite 975 Houston, TX 77056	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (713) 402-6700

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On November 6, 2007, Unicorp, Inc. (the “Company”) entered into an employment agreement (“Employment Agreement”) effective November 6, 2007, with James T. DeGraffenreid, pursuant to which Mr. DeGraffenreid will provide the Company with management and technical assistance as the Company’s Vice President of Land and Corporate Development.

Mr. DeGraffenreid brings with him extensive experience in oil and gas acquisitions and divestitures along with a wide range of industry and business expertise. He has over 27 years’ of experience in the industry serving senior and management roles with both large and small independent E&P companies. Prior to joining Unicorp, Mr. DeGraffenreid served as director of land and business development for Sterling Energy, Inc. from March 2007 and as corporate secretary and manager of land and business development from June 2003. He was instrumental in a number of successful acquisitions that led to the rapid growth of Sterling’s U.S. division in recent years. From February 1998 to June 2003 he served as senior professional landman at Amerada Hess Corporation where his area of responsibility was the offshore shelf and from December 1990 to February 1998, he served as senior landman for Seagull Energy E&P, Inc. where his areas of responsibility were Oklahoma, Arkansas, Louisiana and Montana. Mr. DeGraffenreid graduated from the University of Oklahoma with a B.B.A. in Petroleum Land Management.

Pursuant to the terms of the Employment Agreement, Mr. DeGraffenreid has agreed to serve as the Company’s Vice President of Land and Corporate Development through December 31, 2009. Mr. DeGraffenreid is to receive an annual base salary of $200,000 and receive a $50,000 sign-on bonus. This bonus is subject to repayment to the Company if he terminates his contract for any reason within twelve months from the effective date. In addition to the compensation and benefits listed above, the Company has granted Mr. DeGraffenreid 333,333 vested non-qualified options, pursuant to the Company’s 2004 Stock Option Plan, to purchase shares of the Company’s common stock at an exercise price of $0.01 per share, upon such terms and conditions as set forth in any such option agreement. As an additional incentive for the Company to enter into this employment relationship, Mr. DeGraffenreid has agreed to certain non-competition provisions of the Employment Agreement. In the event of Mr. DeGraffenreid’s termination by the Company for any reason other than for cause or death, he shall continue to be paid, as severance pay, an amount equal to his salary at the time of termination until the later of: (i) the end of twelve months from the date of hire, or (ii) 180 calendar days from the date of the termination. Except for the severance pay, the Company shall not have any further obligations except for (a) obligations occurring prior to the date of termination, and (b) obligations, promises or covenants contained therein which are expressly made to extend beyond the term of the Employment Agreement. Mr. DeGraffenreid’s employment agreement contains confidentiality provisions consistent with his fiduciary duty obligations owed to the Company

Mr. DeGraffenreid is entitled to receive up to 50% of his base salary based upon specific goals and targets approved by the Board of Directors, which goals and objectives are yet to be determined.

He is also to receive a seven-year non-qualified stock option, pursuant to the Company’s 2007 Stock Option Plan, to purchase 2,000,000 shares of the Company’s common stock at an exercise price of $0.19 per share. The option shall vest in accordance with the following schedule, provided that Mr. DeGraffenreid is still employed as the Vice President of Land and Corporate Development on such vesting date:

(i) 500,000 Options will vest 12 months from the date of execution of the Employment Agreement;

(ii) 500,000 Options will vest 24 months from the date of execution of the Employment Agreement;

(iii) 500,000 Options will vest 36 months from the date of execution of the Employment Agreement; and

(iv) 500,000 Options will vest 48 months from the date of execution of the Employment Agreement;

As additional consideration for entering into the Employment Agreement, Mr. DeGraffenreid agreed to restrict the amount of shares of Company common stock that he can sell, including shares previously acquired in the open market, through private transactions, through previous employment agreements, as well as shares acquired pursuant to the Employment Agreement, by concurrently entering into a Lock-up, Leak-out Agreement.

Item 9.01 Financial Statements and Exhibit

(c)  Exhibits

The following exhibits are filed as part of this 8-K:

Exhibit No.	Identification of Exhibit
10.1	Employment Agreement Dated November 6, 2007 between Unicorp, Inc. and James T. DeGraffenreid
99.1	Press Release

SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNICORP. INC.

By: /s/ Carl A. Chase
                          Carl A. Chase,
   Chief Financial Officer

DATE: November 13, 2007